Exhibit 4.81

CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN

OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Master Statement of Work – CCO Services

This Master Statement of Work is made on 15 June 2017 (the “Effective Date”)

Between

(1)	GW RESEARCH LTD, incorporated in England and Wales with company number 03107561, whose registered office is at Sovereign House, Vision Park, Chivers Way, Histon, Cambridge, CB24 9BZ, United Kingdom (“GW”); and

(2)	inVentiv Health Commercial Europe Limited, incorporated in England and Wales with company number 08850557, whose registered office is at 10 Bloomsbury Way, London, WC1A 2SL, UK (“inVentiv”).

BACKGROUND

This Master Statement of Work is made subject to the provisions of the Master Services Agreement entered into by inVentiv and GW dated 01 April 2017 (the “MSA”).

inVentiv desires to serve, and GW desires to have inVentiv serve, as GW’s commercialisation partner for the Covered Product in the Territory pursuant to the terms of this Statement of Work and any further country specific Statements of Work entered hereunder.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Master Statement of Work, the following terms shall have the following meanings and any capitalised terms not otherwise defined in this Master Statement of Work shall have the meaning ascribed to them in the MSA:

Adverse Event	Any event associated with the use of a drug in humans, whether or not considered drug related, that is required to be reported to the Competent Authorities under applicable laws.

At-Risk Management Fee	The portion of the management associated with the Service Personnel fee that inVentiv puts at risk and will only earn if it reaches the KPI targets as further described in Appendix C.

Backfill Fee	The fee payable to fill a vacancy in the Service Personnel. This fee will be agreed on a Service Personnel-by-Service Personnel basis and set out in the Statement of Work pursuant to which such role is contracted for.

Budget	The budget of Costs for a Project Year, comprised of the country level budget of Costs for performing the Services in that country in the Territory during such Project Year plus the budget for the Operational Management Services. The initial budget for Operational Management Services is set out in Appendix I.

Commencement Date	15 June 2017

Commercialisation Services	Means the services described in Part 2 of Appendix B.

Competing Product	A product containing cannabidiol as an active ingredient.

Compliance Standards	(i) ABPI Code of Practice, (ii) EFPIA Code, and (iii) such additional compliance standards as are specified, on a country-by-country basis, in the Country Statements of Work.

Conversion	Has the meaning given to in section 13.

Costs	The costs and expenses incurred in performing the Services, being the Implementation Fees, the Management Fees, FTE Costs, Backfill Fees and Pass-Through Costs, less any Vacancy Credits.

Country Statement of Work	A Statement of Work signed between the Parties in accordance with this Master Statement of Work for the provision of Services in a particular country in the Territory.

Covered Product	(i) GW’s proprietary oral solution of 100mg/ml pure plant-derived cannabidiol, or CBD, as further described in Appendix D, and (ii) any subsequent formulation of CBD which GW may have approved by the Competent Authority(ies) in the Territory during the Service Period and elects to include in the Services.

Deployment Date	With respect to each member of Service Personnel, the date on which such person is allocated by inVentiv to performing the Services.

Field Service Personnel	The staff assigned by inVentiv to carry out the Commercialisation Services or Medical Affairs Services, but excluding any staff performing Operational Management Services.

Fixed Management Fee	The fixed, non-risk related fee chargeable by inVentiv for providing the Services in a Project Year.

FTE Costs	The costs of inVentiv for employing a Service Personnel FTE within the salary band agreed for such FTE from time to time. For invoicing purposes FTE Costs will be invoiced monthly, on an FTE-by-FTE basis, as an agreed fixed monthly fee, plus any adjustment (up or down) to reconcile to that person’s actual salary. For the purposes of the Services an “FTE” means a full time equivalent person.

Implementation Fee	The fee invoicable upon execution of a Statement of Work (if any).

Joint Management Team or JMT	The team established by the Parties pursuant to section 5.2 to act as a management body for the Parties to manage the implementation of the Master Statement of Work and the Country Statements of Work and the performance of the Services, as described in more detail in section 5.5.

Joint Steering Committee or JSC	The committee established by the Parties pursuant to section 5.7 which shall act as the principal organ of governance of the implementation of the objectives of this Master Statement of Work and the Country Statements of Work, including to provide liaison, communication and strategic and planning decision making with regard to the Services, and to oversee the activities and decisions of the Joint Management Team, as described in more detail in section 5.9.

Management Fees	The Fixed Management Fee and the At-Risk Management Fee.

Medical Affairs Services	The services described in Part 3 of Appendix B.

Operational Management Services	The services described in Part 1 of Appendix B.

Pass-Through Costs	The third party costs and expenses properly incurred by inVentiv or the Service Personnel in providing the Services and which are not recovered through the Management Fees, which are to be charged to GW on a pass-through basis and at actual cost.

Product Literature	GW approved advertising, promotional, educational and communications materials, training kits, demonstration models and details aids, in whatever form or medium, for either (i) marketing, advertising and promotion of the Covered Product, or (ii) education and training on the Covered Product, in each case ((i) and (ii)) for distribution or use with a Third Party (including healthcare professionals). In addition, Product Literature shall include GW approved Covered Product-specific materials developed or used by inVentiv for the purpose of training inVentiv and the Service Personnel on the Covered Product.

Product Trademark	Has the meaning given to it in section 8.5.

Project Year	(i) the period commencing on the Commencement Date and continuing through the end of the calendar year in which the Commencement Date occurs (“Project Year 1”) and (ii) each calendar year thereafter during the Service Period.

Project Year Plan	An overview across all of the countries in the Territory of (i) Services for a Project Year comprised of the key Commercialisation and Medical Affairs Services for such Project Year, plus the Operational Management Services, and (ii) the Budget for such Project Year, and (iii) the KPIs for such Project Year. The KPI structure for Project Year 1 is set out in Appendix C.

Recall	Any removal or correction (including repair, modification, adjustment, relabelling, destruction or inspection and patient monitoring) of the Covered Product that a Competent Authority considers to be in violation of laws it administers and against which such authority would take legal action. “Recall” does not include a market withdrawal (i.e. GW’s removal or correction of the Covered Product which involves a minor violation that would not be subject to legal action by any Competent Authority or which involves no violation, e.g. normal stock rotation practices, routine equipment adjustments and repairs etc.) or stock recovery (i.e. GW’s removal or correction of a product that has not been marketed or that has not left the direct control of GW).

Regulator	The Competent Authority(ies) responsible for regulation and approval of the promotion and sale of the Covered Product in the Territory or any part of it.

Regulatory Approval(s)	With respect to a country in the Territory, any and all approvals (including Marketing Authorisation), licences, registrations or authorisations of any Competent Authority necessary to commercially distribute, sell or market the Covered Product in such country.

Service Period	The time period from the Commencement Date until all work under Country Statements of Work executed pursuant to this Master Statement of Work has been completed or until the last of such Country Statements of Work has been terminated.

Service Personnel	The Field Service Personnel assigned by inVentiv pursuant to the Country Statements of Work (to provide Services) as well as the inVentiv personnel providing the Operational Management Services.

Services	The Commercialisation Services, the Medical Affairs Services, the Operational Management Services and any other Services agreed upon between the Parties in a Statement of Work under this Master Statement of Work.

Territory	Together, such of United Kingdom, Spain, Italy, Germany, France or other country for which a Country Statement of Work is in force and effect from time to time during the Service Period.

Vacancy Credit	The rebate or repay due GW in a calendar month due to a position for Service Personnel being vacant during some or all of that calendar month.

Winding Down Strategy	Means the strategy described in section 5.5.1(c).

2.	OBLIGATIONS

The Parties agree to perform their respective obligations as set out in this Master Statement of Work and any Country Statements of Work that may be entered into between the Parties from time to time pursuant to this Master Statement of Work.

3.	RELATIONSHIP BETWEEN THE VARIOUS TRANSACTION DOCUMENTS

If any provisions of the Master Statement of Work are in direct conflict with the terms of the MSA, so that the provisions of both cannot be given effect, the terms of the MSA shall have preference except where this Master Statement of Work clearly expresses the Parties’ intention that the Master Statement of Work shall override the terms of the MSA. If any provisions of the Master Statement of Work are in direct conflict with the terms of a Country Statement of Work, so that the provisions of both cannot be given effect, the terms of this Master Statement of Work shall have preference.

4.	SCOPE OF SERVICES

4.1	GW appoints inVentiv to provide, and inVentiv agrees to provide, the Services with respect to the Covered Product in the Territory during the Service Period. The Parties shall agree on and execute Country Statements of Work detailing the Services to be provided in each such country in the Territory during each Project Year in order to perform the Project Year Plan(s).

4.2	inVentiv will perform the Services through the Service Personnel which inVentiv will fully manage and pay in accordance with the provisions of section 6.

5.	GOVERNANCE

Designated Supervisors

5.1	Pursuant to Section 3.2 of the MSA, each of GW and inVentiv has appointed the person named as such in Appendix A as its Designated Supervisor. Each Party warrants its Designated Supervisor possesses sufficient understanding of product commercialisation in the Territory in order to act as its Designated Supervisor. In addition to the requirements of Section 3.2 of the MSA, the Designated Supervisors shall create and maintain a collaborative work environment between the Parties. Designated Supervisors shall use commercially reasonable efforts to meet (in person or via teleconference) on a weekly basis to share updated reports on program status, active initiatives, proposed scope changes and other material developments.

Joint Management Team

5.2	The Parties shall establish a joint management team. Each Party shall designate its Designated Supervisor and up to two (2) additional employees involved in the negotiation or execution of this Master Statement of Work to oversee and manage the proper implementation of the Master Statement of Work and the Country Statements of Work and the performance of the Services thereunder (the “Joint Management Team” or “JMT”). The initial composition of the JMT is set out in Appendix A. Both Parties shall use reasonable efforts to keep an appropriate level of continuity of membership of the JMT. All JMT members shall have material experience in sales and promotion, medical affairs or market access for pharmaceutical products in the Territory, and sufficient knowledge and experience to determine the nature and level of Services appropriate to efficiently execute the Services in accordance with the Project Year Plans.

5.3	Responsibility for arranging the meetings, including, at least, providing notice and an agenda, shall be the responsibility of inVentiv’s Designated Supervisor. The Designated Supervisors shall act as co-chair persons of the meetings. The Parties agree that the first JMT meeting shall be held within thirty (30) days of the Commencement Date and thereafter shall hold monthly meetings as a minimum. It is anticipated that during the first Project Year the JMT may need to meet more regularly than once every month. Dates of meetings of the JMT subsequent to the first meeting shall be agreed by the JMT members not less than thirty (30) days beforehand. No later than two (2) Business Days prior to each meeting of the JMT, each Party’s JMT members shall provide the other with written copies of all materials they intend to present at the JMT meeting. Notwithstanding the foregoing, in the event that an urgent issue or matter arises that requires prompt action by the JMT, the JMT shall arrange for a meeting for the purpose of resolving such issue or matter as promptly as possible.

5.4	Meetings may take place in person or via phone/web conference, however at least two meetings per year shall take place in person, in the London offices of either GW or inVentiv. Each Party shall be responsible for the travel costs incurred by its JMT members in attending JMT meetings. Attendance of at least one JMT member from each Party at a meeting of the JMT is required to form a quorum. A Party may invite other persons whose special skills or influence might advance the discussions or deliberations of the JMT, in confidence and upon behalf of the JMT, to attend and address meetings of the JMT, provided however, that such other persons shall not be a member of the JMT and shall not participate in the decision making process of the JMT.

5.5	The JMT shall manage the performance of the Services and the implementation of the Project Year Plans within the terms of the Master Statement of Work and Country Statements of Work, which shall include the following:

5.5.1	on or before the end of the third calendar quarter in each calendar year until the end of the Service Period,

(a)	generating and agreeing the detailed Service activities to be carried out by inVentiv on a country-by-country basis in the Territory during the next Project Year, a fully costed Budget therefor, and the corresponding KPIs, and compiling this into a draft Project Year Plan for the coming Project Year. Once prepared and agreed such Project Year Plan shall be submitted to the JSC by 1 November for approval. Once approved by the JSC, the JMT may change the Project Year Plan during the course of any Project Year as it considers appropriate from time to time so long as (i) each change is reduced to writing and signed and dated by the JMT co-chair persons once agreement has been reached on the written form of such change (whether under section 5.6 or the dispute resolution process to which it refers), and (ii) the change re-allocates the existing resources to different activities or changes the priorities of activities, rather than increasing allocated resource or increasing the Costs beyond the Budget, or adjusting the KPIs. The JMT shall retain copies of all such authorised versions of each Project Year Plan;

(b)	generating and agreeing the proposed bonus incentive plan for the Service Personnel for the forth-coming Project Year it being understood that such bonus incentive plan will be subject to inVentiv’s internal HR and legal review and approval process. Once prepared and agreed such bonus incentive plan shall be submitted to the JSC by 1 November for approval or by such other date as agreed by the JSC;

(c)	generating and proposing a strategy for winding down the Services (“Winding Down Strategy”) if Services are terminated early in any or all countries forming part of the Territory or in preparation for the expiry of the Service Period. The Parties agree that the Winding Down Strategy may include inVentiv commencing the re-assignment of the Service Personnel to other projects during the winding down period.

5.5.2	preparing and proposing to the JSC the summary and detailed job descriptions for the roles to be performed by the Service Personnel;

5.5.3	agreeing the policies and procedures to be followed by the Parties for ensuring and documenting each Party is meeting its obligations under the Compliance Standards, including agreeing the allocation of responsibilities and accountabilities between the Parties for the various activities under Compliance Standards;

5.5.4	agreeing the inVentiv and GW policies and standard operating procedures with which the Service Personnel are to comply and on which Service Personnel are to be trained from time to time, including the introduction of amended, updated and additional policies and standard operating procedures;

5.5.5	reviewing progress of the Services against the then current Project Year Plan and performance of the Services against the KPIs, as further described in Appendix C, and as an output of each meeting shall draft and agree upon a report to the JSC detailing the progress of the implementation of the then-current Project Year Plan, recommending to the JSC any material adjustments to it or the Budget and any other steps that should be implemented to address any observed failing with respect to the KPIs, as further set out in Appendix C;

5.5.6	serving as a forum in which any issues that may arise between the Parties are discussed in an open and collaborative manner with the aim of finding an amicable solution;

5.5.7	performing such other functions and responsibilities as are given to it under the provisions of this this Master Statement of Work or any Country Statement of Work but shall have no authority to amend any terms of the MSA, this Master Statement of Work or any Country Statement of Work, nor any matter that would cause any payments stated in this Master Statement of Work or any Country Statement of Work to be other than the amounts as stated in it.

5.6	The JMT shall take action within its terms of reference by unanimous consent of the JMT members, with each Party’s members having a single vote irrespective of the number of members actually in attendance at a meeting. Determinations of the JMT can also be made by written resolution signed by a designated representative of each of the Parties. The JMT may only make decisions with respect to subject matter that falls within the JMT’s decision-making authority and functions as set forth in section 5.5. The JMT members shall endeavour to resolve such matters in good faith. In the event that the JMT is unable to reach agreement in good faith regarding any matters falling within its authority after due consideration of such matter (“Deadlock”), either Party’s JMT member(s) may refer such matter to the JSC for resolution.

Joint Steering Committee

5.7	With effect from the Effective Date the Parties shall establish and run a joint steering committee (“Joint Steering Committee“ or “JSC”) as the principal organ of governance of the implementation of the objectives of this Master Statement of Work and all Country Statements of Work including to provide performance oversight, endorsement of strategic decisions and issues resolution with regard to the Services, the commercialisation of Covered Product in the Territory, and to oversee the activities and decisions of the JMT.

5.8	The JSC shall operate as follows: (i) the JSC shall comprise six (6) persons and GW and inVentiv respectively shall be entitled to appoint three (3) JSC members, to remove any JSC member appointed by it and to appoint any person to fill a vacancy arising from the removal or retirement of such JSC member appointed by it. JSC members must be appropriate for the primary function of the JSC in terms of their seniority, availability, function and authority in their respective organisation, training and experience and there shall be a chair person who shall alternate between one of the GW JSC members and one of the inVentiv JSC members at each meeting; (ii) inVentiv and GW respectively shall each notify the other of any change in the identities of their JSC members. Both sides shall use reasonable efforts to keep an appropriate level of continuity in representation. JSC members may be represented at any meeting by another person designated in writing by the absent JSC member; (iii) the venue for meetings of the JSC shall alternate between the London offices of the Parties, if not held by teleconference or videoconference. Each Party shall be responsible for the travel costs incurred by its JMT members in attending JSC meetings; (iv) the JSC shall have power to invite persons whose special skills or influence might advance the discussions and deliberations of the JSC, in confidence and upon behalf of the JSC, to attend and address meetings of the JSC. The Designated Supervisors shall be regular attendants at JSC meetings in order to provide status updates and other pertinent information about the project, unless otherwise determined by the JSC for any particular meeting. For the avoidance of doubt it is agreed that the Designated Supervisors and any other persons the JSC may invite from time to time shall not be JSC members and shall not participate in the decision making process of the JSC. No later than two (2) Business Days prior to each meeting of the JSC, each Party shall provide the other with written copies of all materials that Party intends to present at the JSC meeting.

5.9	The JSC shall:-

5.9.1	hold meetings in person as frequently as the JSC members may agree shall be necessary and otherwise by teleconference or a video-conference but in any event no less frequently than once every quarter with face to face meetings once every six (6) months. Dates of meetings shall be agreed by the JSC members not less than thirty (30) days beforehand; responsibility for arranging the meetings, including, at least, providing notice and an agenda, shall be the responsibility of the chairperson for that meeting. The first meeting of the JSC shall take place as soon as practicable after the Effective Date, but in no event later than thirty (30) days after the Effective Date and shall be organised by inVentiv; thereafter the JSC shall schedule its meetings so that (i) one meeting is held in October of a Project Year so that the Project Year Plan and the bonus incentive plan for the subsequent Project Year can be reviewed, discussed and approved by 1 November, and (ii) they fall no more than twenty-one (21) days after an ordinary meetings of the JMT (as applicable) to enable efficient resolution of any Deadlock or dispute arising from their meetings. In addition, special meetings of the JSC may be called by any JSC member upon written request to the then current chairman of the JSC;

5.9.2	receive from the JMT the agreed form of proposed Project Year Plan and the proposed summary and detailed job descriptions for the roles to be performed by the Service Personnel and shall approve or modify the same as it considers appropriate;

5.9.3	review progress reports on the Services, the KPIs and performance of the current Project Year Plan from the JMT and any proposed amendment to the current Project Year Plan and shall approve, modify or reject the same as it considers appropriate;

5.9.4	review and discuss the root causes of any failure by inVentiv or the Service Personnel to meet the Compliance Standards or applicable laws and inVentiv’s proposed remediation plans;

5.9.5	review and discuss inVentiv’s performance against the KPIs, including an analysis of the root causes for any KPIs inVentiv did not meet and inVentiv’s proposed Remedy Plan, if applicable;

5.9.6	seek to resolve disputes and Deadlocks arising from JMT;

5.9.7	starting a year ahead of the end of the term of the first Country Statement of Work, discuss if the Services will be extended in the affected country(ies), and also discuss the possibilities of early termination of the Master Statement of Work or any Country Statement of Work otherwise than for breach, as well as review and approve any Winding Down Strategies prepared by the JMT;

5.9.8	perform such other functions and responsibilities as are given to it under the provisions of this Master Statement of Work or any Country Statement of Work, but shall have no authority to amend any terms of the MSA, the Master Statement of Work, or any Country Statement of Work.

5.10	Conclusions and decisions of the JSC shall be made by unanimous agreement of the JSC members wherever possible with inVentiv JSC members together having one vote on behalf of inVentiv and GW JSC Members together having one vote on behalf of GW. Both Parties shall use their reasonable efforts to build consensus. The JSC shall exercise this authority in good faith, and any decision by the JSC on such matters made in accordance with this section 5.10 shall be binding upon the Parties. In the event that agreement on a matter cannot be reached within ten (10) Business Days of it first being raised, the final decision on that matter shall be GW’s, which shall be exercised in good faith.

Minutes

5.11	Minutes shall be kept of all JSC and JMT meetings by the relevant chairperson and shall be sent to all members of the applicable group for review and approval within fifteen (15) days of a meeting. Minutes shall be deemed approved unless a member of the relevant group objects to the accuracy of such minutes by providing written notice to the other group members within seven (7) days of receipt of the minutes. In the event of any objection that is not resolved by mutual agreement of the Parties, such minutes shall be amended to reflect such unresolved dispute.

6.	SERVICE PERSONNEL

6.1	All of the Service Personnel Services shall be inVentiv employees. The number of Field Service Personnel FTEs to be assigned by inVentiv to perform the Services and the roles they are to perform, shall be specified on a country by country basis in the corresponding Country Statement of Work; the number of Personnel to be assigned by inVentiv to perform the Operational Management Services is specified in Appendix I hereto. The Service Personnel shall be dedicated to the Services unless otherwise agreed and such Service Personnel may not be assigned by inVentiv to provide product commercialisation services to any Third Party whilst assigned to provide Services to GW.

6.2	inVentiv officers, agents and Personnel (including Service Personnel) are independent from all control by GW, except as to how they represent or characterise the Covered Product when providing the Services. They are not now nor shall they in the future be considered employees of GW or as eligible for any GW employee benefits, pension contributions (including auto-enrolment) or compensation as a result of being employed by inVentiv to carry out inVentiv’ obligations under this Master Statement of Work or any Country Statement of Work. Consequently, inVentiv shall deal with all issues relating to the employment or engagement of the Service Personnel including without limitation: recruitment and appointment; disciplinary and performance issues; health and safety in the workplace; grievances; issues relating to any Service Personnel’s ill health; and issues relating to any Service Personnel’s terms and conditions of employment (including the provision of day to day instructions for the completion of the Services, and control of the Service Personnel’s working time schedule) and inVentiv shall be responsible for providing all necessary tools and equipment for the performance of the Services by the Service Personnel.

6.3	In selecting the Service Personnel, inVentiv shall use the preferred hiring profiles approved by the JSC in accordance with section 5.9.2. The summary preferred hiring profiles for the various roles to be recruited by inVentiv as part of the Services, as identified at the Effective Date, are set out in Appendix I for the Operational Management Services, and for the Field Personnel, shall be included in the relevant Country Statements of Work. inVentiv shall review all potential hires with GW and take into consideration all of GW’s recommendations. However, inVentiv shall be solely responsible for all hiring decisions and shall be responsible for performing background checks of all candidates, including education, criminal records (where legally permissible and customary in the relevant Territory), work history and qualifications and accreditations checks. inVentiv shall ensure that each member of Service Personnel receives the appropriate new-hire information and training as set out in Appendix B, as the same may be amended from time to time.

6.4	inVentiv warrants and undertakes that neither inVentiv nor any Personnel (including Service Personnel) has been debarred or is subject to debarment or has otherwise been disqualified or suspended from performing scientific or clinical investigations or otherwise subjected to any restrictions or sanctions by any Competent Authority or professional body with respect to the performance of scientific or clinical investigations or the commercialisation of pharmaceutical products. If at any time after the Effective Date, inVentiv becomes aware that inVentiv or any of the Personnel (including any of the Service Personnel) becomes or is in the process of being debarred, inVentiv shall so notify GW at once and remove such Personnel from being involved in providing Services to GW.

6.5	GW, through its Commercial Lead, shall provide strategic direction to the inVentiv General Manager who shall ensure that such strategic direction is implemented for the Commercialisation Services in the Territory and through the Medical Lead to the inVentiv EU Medical Director who shall be responsible for implementing such direction through the relevant country level Field Service Personnel for the Medical Affairs Services. In this way, GW shall retain sole responsibility for the formulation and implementation of GW's commercialisation strategies. GW shall not, however, have any employment supervisory authority over the Service Personnel nor provide the day to day direction and supervision over the Service Personnel.

6.6	The training responsibilities and obligations of the Parties for the Service Personnel are as set forth in Appendix B and the Country Statements of Work.

6.7	In the event that GW reasonably believes that one of the Service Personnel has violated any applicable law, or Compliance Standard, GW shall so notify inVentiv and inVentiv shall, subject to applicable law and its internal policies, take all necessary steps to address the issue with the relevant Service Personnel.

6.8	In the event GW reasonably believes that one of the Service Personnel has failed to provide satisfactory service to GW, GW shall give written notice to inVentiv indicating that a failure to provide satisfactory service has occurred detailing the reasons for the performance being deemed unsatisfactory and inVentiv shall, subject to compliance with applicable law, promptly investigate such complaint in accordance with its policies and take all necessary measures to address and rectify such under performance with the affected Service Personnel.

6.9	inVentiv shall obtain and maintain employer’s liability insurance and other insurances required for members of the Service Personnel. inVentiv acknowledges that GW does not, and shall not obtain or maintain such insurances for the benefit of the Service Personnel, all of which shall be inVentiv’s sole responsibility.

7.	PROVISION OF EQUIPMENT, RESOURCES AND SALES DATA

7.1	inVentiv shall provide all laptops, printers, scanners and other hardware, and all software (collectively, “Information Technology”) necessary for the performance of the Services hereunder. The specific Information Technology to be provided shall be as set out in Appendix B or the Country Statements of Work. inVentiv is responsible for ensuring the Service Personnel are properly trained in the use of the Information Technology. inVentiv shall ensure the Information Technology provided meets the information security requirements set out in Appendix J.

7.2	The cost of providing the Information Technology shall form part of the Costs as set out in the Budget, except that GW’s responsibility for costs, damages, losses and liabilities associated with the repair or replacement of damaged, lost or stolen Information Technology (subject to normal wear and tear) (collectively, “Replacement Costs”) shall be limited to up to ten percent (10%) of the number of computers and other Information Technology provided by inVentiv for use by the Service Personnel (the “Replacement Threshold”). inVentiv shall be solely responsible for all Replacement Costs in excess of the Replacement Threshold.

7.3	inVentiv shall provide vehicles to the Field Service Personnel as follows:

7.3.1	inVentiv shall provide each of the Field Service Personnel with a fleet vehicle pursuant to inVentiv’s internal policies and its lease arrangements between inVentiv and certain fleet vendors, (such inVentiv provided vehicles, collectively, the “Leased Vehicles”) or may provide a car allowance whereby both a car allowance or provision of a Leased Vehicle shall be in accordance with any costings provided to GW, and provided that the lease arrangements are not for a period that exceeds three years. GW shall pay to inVentiv a monthly amount for each Leased Vehicle as set out in the Budget. inVentiv shall provide insurance covering all Leased Vehicles. Notwithstanding anything else in this Master Statement of Work or any Country Statement of Work to the contrary, inVentiv shall obtain the written consent of GW prior to replacing any Leased Vehicle.

7.3.2	Upon any Leased Vehicle being removed from service for any reason (including the termination or expiration of the lease for such vehicle), inVentiv shall replace such vehicle with a Leased Vehicle in accordance with inVentiv’ then-current fleet management policies, subject to the cost of such replacement vehicle not exceeding the amount allocated in the Budget and provided that, if such vehicle is being removed from service in connection with (i) termination of this Master Statement of Work or the relevant Country Statement of Work by inVentiv or GW (except for termination by GW pursuant to Section 10.2.2 (a) or (b) of the MSA or section 12.2.1 of the Master Statement of Work), (ii) GW conducting a Conversion of an entire country in the Territory (as set forth in section 13 below), or (iii) this Master Statement of Work expiring without extension or renewal, the terms of paragraph 3 of Appendix H shall apply with respect to the Leased Vehicles.

7.4	GW shall provide inVentiv with regular sales data regarding its Product to enable the Parties to continuously monitor project performance and optimize the Services.

8.	PRODUCT LITERATURE; PROMOTIONAL AND NON- PROMOTIONAL EVENTS

8.1	All English language Product Literature shall be developed, approved, certified and produced by GW in accordance with its internal policies and procedures and the relevant Compliance Standards in the UK. GW shall ensure that all Product Literature it produces are in strict compliance with all applicable laws in the UK.

8.2	inVentiv may use Promotional Materials developed by GW or a Third Party on behalf of GW and approved by GW for use in providing the Services in the Territory. If GW deems it appropriate and if it is so agreed in a Country Statement of Work, GW may designate the inVentiv Medical Services Personnel to assist GW in ensuring medical compliance of the Product Literature with local Compliance Standards in the countries outside of the UK. The local medical review shall be carried out in accordance with GW’s review and approval process and under the supervision of GW. However, inVentiv does not accept any liability to GW for civil or criminal fines or penalties imposed on GW by a Regulator or for any third party claims that may be brought against GW with respect to or in connection with any errors made by the inVentiv Medical Services Personnel when applying and interpreting local Compliance Standards and laws as part of this local medical review by such Personnel. Should GW suffer any other direct damage in connection with the local medical review by inVentiv which is recoverable from inVentiv under the terms of the MSA and this Statement of Work, inVentiv’s liability for such damage shall be limited to the value of 6 months of fees actually paid by GW for the inVentiv Medical Services Personnel who committed the error. GW may require inVentiv to remove and replace free of charge the relevant inVentiv Medical Services Personnel if they made a serious error in connection with the local medical review.

8.3	inVentiv shall, and shall cause the Field Service Personnel to only use Product Literature provided by GW in connection with the provision of Commercialisation Services and Medical Affairs Services, as applicable. Service Personnel providing Medical Affairs Services will not use Product Literature provided for use exclusively for Commercialisation Services. Service Personnel providing Commercialisation Services will not use Product Literature provided for exclusive use for Medical Affairs Services, (ii) ensure that all statements and claims related to the Covered Product, including as to efficacy and safety, are only made in strict compliance with its Summary of Product Characteristics, all applicable laws, and the Compliance Standards, (iii) ensure that all comments about the Covered Product, Covered Product competitors, and GW are truthful, accurate and in strict compliance with applicable laws and the Compliance Standards, and (iv) not change the Product Literature in any respect without the express written consent of GW. inVentiv shall immediately cease the use of any Product Literature when instructed to do so by GW. inVentiv shall use the Promotional Material only for the purposes of the Services.

8.4	inVentiv may during the course of the provision of the Services, attend or organise promotional events concerning the Covered Product or any educational non-promotional events involving health care professionals (“Events”), if so determined in the Project Year Plan and one or more Country Statement(s) of Work. Neither inVentiv nor its Personnel shall attend or organise any Events without the prior approval of GW of the relevant Event. inVentiv shall submit to GW for approval a summary of the planned Event containing as minimum information about the Event organiser, Event location, Event agenda, cost and expected attendees as well as the rationale for attending the Event. inVentiv shall submit this information in advance of the planned Event. Prior to submitting each approval request, inVentiv shall run the Event information through its internal review process which is designed to ensure that attendance at an Event does not infringe any Compliance Standard. GW shall provide its approval or disapproval of the relevant event within five (5) Business Days of having received the approval request.

8.5	GW shall designate one or more trademarks under which inVentiv shall perform the Services with respect to the Covered Product (“Product Trademark”). inVentiv acknowledges and agrees that GW or its Affiliates, as the case may be, are the owners of all rights, title and interest in and to the Product Trademark, including any form or embodiment thereof, and the goodwill now and hereafter associated with it. inVentiv shall not, or knowingly cause a Third Party to, contest or dispute or otherwise impair or endanger the validity of, or the rights of GW, or any of its Affiliates, as the case may be, in and to, the Product Trademark or the registrations thereof. inVentiv (upon written request of GW) shall assist GW in safeguarding its full rights, title and interest in and to the Product Trademark. inVentiv shall not undertake any action to register or renew any of the Product Trademark (or any trademark similar thereto). inVentiv shall not use or adopt any trademark that is confusingly similar to, or that dilutes, the Product Trademark. If a registration or renewal of the Product Trademark is secured by inVentiv, whether or not in its name, such registration or renewal, as the case may be, shall be effected solely for the benefit of GW. Upon the request of GW, any such registrations or renewals (or any pending application therefor) shall either be assigned to GW, or surrendered by inVentiv for cancellation, as GW shall direct in writing. inVentiv shall voluntarily file with appropriate agencies any statement required in connection with such assignment, surrender or cancellation.

8.6	Except as otherwise specifically provided in Appendix B, all developments, Documents, materials and Deliverables supplied by inVentiv to GW during the Service Period that are created in the performance of the Services, and all Intellectual Property Rights in them, shall be the sole and exclusive property of GW. Each Party shall hold all such property and developments confidential in accordance with Section 6 of the MSA.

8.7	Upon expiry or termination of a Country Statement of Work or if any Product Materials are recalled for whatever reason, inVentiv shall destroy, or at the cost of GW, return to GW any Product Literature in its possession.

9.	REGULATORY MATTERS; ADVERSE EVENT REPORTING; RECALLS

9.1	GW shall be solely responsible to obtain all Regulatory Approvals for the Covered Products.

9.2	GW shall be responsible for all communications with Regulators in the Territory related to the Covered Products. GW shall have sole responsibility for seeking or obtaining any necessary Competent Authority approvals of any label, labelling, package inserts, monographs and packaging and Product Literature used or to be used in connection with the Covered Products, and for determining whether the same requires Competent Authority approval.

9.3	inVentiv shall submit to GW the information that is required to be disclosed in order to meet its obligations under the Compliance Standards and applicable laws to disclose payments to health professions, as further specified in the relevant Country Statement of Work. inVentiv shall provide to GW, by the 10th day of the month following the end of a calendar quarter during the Service Period, on a country-by-country basis for each country in the Territory, such information for the previous calendar quarter. Such information shall be gathered via a process, and provided in a format, that in each case is mutually agreeable to both Parties, which may be amended from time to time.

9.4	Each Party agrees to provide the other Party with all reasonable assistance and information and to take all necessary actions reasonably requested by the other Party to enable the other Party to comply with any laws and Compliance Standards applicable to the Covered Products or the Services, including to enable GW to meet its reporting and other obligations to obtain, maintain and update Regulatory Approvals for the Covered Products in the Territory. Such assistance and actions may include, among other things, keeping the other Party informed (as applicable to the role of such Party relative to the Covered Products) of any action by or notification or other information which it receive from, any Competent Authority within 24 hours of receipt of such information. In addition, in case of receipt of any written request from a Competent Authority which (i) raised any material concerns regarding the safety or efficacy of the Covered Products, (ii) indicated or suggests a claim by a Third Party arising in connection with the Covered Products, or (iii) is reasonably likely to lead to a Recall of a Covered Product, the receiving Party shall, to the extent legally permissible, provide as soon as practicable, copies of such written request to the other Party.

9.5	inVentiv agrees to provide GW with all reasonable assistance and to take actions reasonably requested by GW that are necessary to enable GW to report customer complaints and Adverse Events in accordance with applicable laws and GW’s internal policies and procedures (such policies and procedures to be shared with inVentiv prior to the Commencement Date and any subsequent changes and updates as and when required).

9.6	Each Party shall make every reasonable effort to notify the other Party in writing within the timeframe required by the Competent Authorities, or if there is no such applicable timeframe, within 24 hours, if it determines that any event, incident or circumstance has occurred which may result in the need for a Recall or market withdrawal of a Covered Product in the Territory. GW shall have sole discretion to determine whether to implement a Recall or market withdrawal and on what terms. GW shall solely responsible for the execution of a Recall or market withdrawal and inVentiv hall reasonably cooperate in all such efforts.

9.7	InVentiv shall process all personal data in accordance with this Master Statement of Work and the Country Statements of Work in compliance with the EU Data Protection Directive 95/46/EC and any applicable national legislation enacted thereunder (in each case as amended or replaced from time to time) (“Data Protection Legislation”).

9.8	As between the Parties, GW shall be responsible for responding to medical questions or inquiries from members of the medical professions and consumers regarding the Covered Product, including the distribution of standard medical information letters. During the Service Period, inVentiv shall promptly, and in any event within 24 hours of receipt, communicate to GW all comments, requests and inquiries of the medical profession or any other Third Parties for Information relating to the Covered Product, for which the responses have not been provided in advance to the inVentiv Medical Affairs Services Personnel, within the Territory, of which it becomes aware. During the Service Period, upon the reasonable request of GW, inVentiv shall provide reasonable cooperation to GW to the extent deemed necessary to respond to such communications.

9.9	inVentiv shall comply with all applicable environmental, health and safety laws in performing the Services and warrants that it provides a safe and healthy workplace, presenting no immediate hazards to its employees. inVentiv shall provide to GW all information regarding environmental, health and safety matters as GW may reasonably request from time to time at no cost.

10.	RESTRICTIONS

10.1	Subject to section 13, GW may not solicit the employees of inVentiv to become employees of, or consultants to, GW whilst this Master Statement of Work is in force and for a one (1) year period following its termination. The provisions of this section 10 shall not apply with respect to inVentiv’s employees who seek employment from GW on their own initiative, such as in response to GW’s general vacancy announcement or advertisement.

10.2	GW agrees whilst this Master Statement of Work is in force and for one (1) year thereafter not to: (i) provide any contact information (including name, address, phone number or e-mail address) of any inVentiv employee to any Third Party which provides or proposes to provide GW with the same services being provided by inVentiv pursuant to this Master Statement of Work or any Country Statement of Work, or (ii) to assist actively in any other way such a Third Party in employing or retaining such inVentiv employee.

10.3	Whilst this Master Statement of Work is in force and for a one (1) year period following its termination, inVentiv shall assign no Service Personnel involved in providing the Services to provide services to a Third Party with respect to a Competing Product in the Territory.

10.4	Whilst this Master Statement of Work is in force and for a one (1) year period following its termination, inVentiv shall assign no Service Personnel involved in providing the Services to provide services to a Third Party with respect to a Competing Product in the Territory. [already agreed part of the clause] addition, should inVentiv agree to provide Competing Services to a third party in the Territory during the Service Period, inVentiv shall inform GW immediately in writing thereof and GW shall have the right to terminate this Master Statement of Work with immediate effect without incurring any of the Termination Costs under section 12.6.3 and Appendix H. Further, GW shall have the right to make a Conversion without being charged any conversion fees which otherwise might be payable under section 13. “Competing Services” shall be understood to mean services provided by inVentiv to a third party and which are similar to the services provided to GW by inVentiv under this Master Statement of Work through a field sales force and/or a medical team with respect to (i) a Competing Product, or (ii) a pharmaceutical product containing fenfluramine or rufinamide as an active ingredient and an approved label including the treatment of epilepsy.

10.5	inVentiv warrants to GW that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Master Statement of Work or any Country Statement of Work and that during the term of this Master Statement of Work, InVentiv agrees that it shall not enter into any agreement which would in any way prevent it from providing the Services or meeting its other obligations contemplated under this Master Statement of Work or any Country Statement of Work.

11.	PAYMENTS

11.1	In consideration of the performance of the Services provided under this Master Statement of Work and the Country Statements of Work, GW shall pay inVentiv for all undisputed Cost incurred in accordance with the Budget, in accordance with the payments schedule set out in Appendix I to this Master Statement of Work and in the Country Statements of Work, in each case subject to the terms set out in Appendix F.

11.2	If the Costs incurred under any Country Statement of Work, or in the aggregate, are greater than the Budget for that Project Year GW shall make an additional payment to inVentiv to reconcile any shortfall provided that GW shall pay such additional Costs only if such additional Costs were pre-approved in writing by the JSC or if a change order or amendment to the relevant Country Statement of Work was signed with regards to such additional Costs.

12.	TERM AND TERMINATION

12.1	This Master Statement of Work shall commence on the Commencement Date and automatically terminate at the end of the Service Period, unless extended by mutual written agreement of the Parties or terminated early in accordance with this section 12.

12.2	GW may terminate this Master Statement of Work and any Country Statement of Work as well as any individual position within a Country Statement of Work or the Operational Management Services team:

12.2.1	in accordance with Section 10.2.2 of the MSA;

12.2.2	for convenience on providing inVentiv with at least 4 months’ advance written notice, which provision is to replace section 10.2.1 of the MSA, whereby such notice shall only be given to take effect at the earliest on the 12 month anniversary of the commencement date of the relevant Statement of Work;

12.2.3	upon 4 month’s advance written notice in case the Product does not obtain all the necessary regulatory approvals in the Territory (or in the case of termination of a Country Statement of Work, the relevant country) or such regulatory approvals are subsequently withdrawn.

12.3	inVentiv may terminate this Master Statement of Work in accordance with Section 10.2.3 of the MSA.

12.4	This Master Statement of Work shall terminate upon (i) GW conducting a Conversion for all countries in the Territory (if all Conversions are performed at the same time) or (ii) upon GW conducting a Conversion of the last remaining country in the Territory (if Conversions are performed sequentially).

12.5	Termination of this Master Statement of Work shall terminate all Country Statements of Work.

12.6	Upon the effective date of termination or expiration of this Master Statement of Work, in substitution for Section 11.1(a) of the MSA:

12.6.1	GW shall pay to inVentiv the Costs payable for all work performed under, and in accordance with, the terms of this Master Statement of Work and the Country Statements of Work up to the effective date of expiry or termination plus, in the case of termination by GW pursuant to section 12.2.2 or 12.2.3 or by inVentiv pursuant to section 12.3, all Pass-Through Costs (i) already incurred in accordance with this Master Statement of Work or any Country Statement of Work on or before the effective date of termination, or (ii) which have been committed to on or before the effective date of termination, have not yet been incurred, but cannot be cancelled, subject always to inVentiv making good faith efforts to mitigate GW’s liability for (1) Pass-Through Costs that have been committed to, have not yet been incurred, but cannot be cancelled, and (2) Costs for assets or resources that may be re-used or re-assigned, including by reassigning such assets to another inVentiv employee or re-allocating those resources to another inVentiv project.

12.6.2	inVentiv shall, on a pro rata basis, repay any Costs paid in advance for Services (or Deliverables) that have not been provided;

12.6.3	In the case of termination of this Master Statement of Work or a Country Statement of Work by GW in accordance with section 12.2.2 or 12.2.3 or by inVentiv pursuant to section 12.3 and in addition to the fees and costs payable pursuant to section 12.6.1, GW shall reimburse certain termination related costs and in case of termination pursuant to section 12.2.2 only, also a termination fee as set out in detail Appendix H (“Termination Costs”).

12.6.4	In the case of termination of this Master Statement of Work or a Country Statement of Work by GW in accordance with section 12.2.2 or 12.2.3 or by inVentiv pursuant to section 12.3 or once GW has confirmed that it does not wish to further extend this Master Statement of Work, inVentiv shall commence winding down the Services in accordance with the agreed Winding Down Strategy.

12.6.5	Expiration or termination of this Master Statement of Work shall not affect any rights or obligations that: (i) are to survive the expiration or earlier termination of this Master Statement of Work, and (ii) were incurred by the Parties prior to such expiration or earlier termination.

13.	CONVERSION

13.1	At any time following the first anniversary of the Deployment Date of the Service Personnel, GW may elect to hire all or any of the Service Personnel providing the Services under a Country Statement of Work or to transfer such Service Personnel to GW’s payroll (each, a “Conversion”).

13.2	If GW elects to make a Conversion or if there is a TUPE transfer as a result of GW making a Conversion, the country-specific terms for the Conversion (as set out in the relevant Country Statement of Work) or in case of the Operational Management team, the terms as in Appendix I, shall apply. If the Conversion is for all Service Personnel in a particular country in the Territory the relevant Country Statement of Work shall terminate, with the consequences being as set out in section 12.6, as supplemented by the terms set out in the relevant Country Statement of Work.

13.3	GW understands and acknowledges that inVentiv cannot guarantee that any Service personnel shall agree to participate in a Conversion.

13.4	In the event GW conducts a Conversion the provisions of paragraph 3 of Appendix H shall apply with regards to any Equipment.

SIGNATURE PAGE TO STATEMENT OF WORK

This Statement of Work has been entered into on the Effective Date.

Signed for and on behalf of GW RESEARCH LTD

/s/ Chris Tovey
Authorised Signatory (sign)

Chris Tovey
Name (print)

20 July 2017
Date

Signed for and on behalf of inVentiv Health Commercial Europe Limited

/s/ Kurt Hawtin
Authorised Signatory (sign)

Kurt Hawtin
Name (print)

Date

List of Appendices

Appendix A:	Governance arrangements for the Services
Appendix B:	Services
Appendix C:	Key Performance Indicators (KPIs)
Appendix D:	Detailed description of the Covered Product
Appendix E:	Project Year Plan for Project Year 1
Appendix F:	Compensation; Reimbursement; Reporting; Record Keeping and Audit Rights
Appendix G:	Summary Preferred Hiring Profile
Appendix H:	Termination Costs
Appendix I:	Operational Management Services Budget
Appendix J:	Information Security

Appendix A – Governance arrangements for the Services

JOINT STEERING COMMITTEE MEMBERS

The Joint Steering Committee shall consist of the following members:

For GW:

[***]

[***]

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For inVentiv

[***]

[***]

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JOINT MANAGEMENT TEAM MEMBERS

The JMT shall consist of the following members:

For GW:

[***]

[***]

[***]

For inVentiv

[***]

[***]

[***]

DESIGNATED SUPERVISORS

[***]

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Appendix B –Services

THE REMAINDER OF THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND

EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

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Part 1 – Operational Management Services

This Appendix B, Part 1 describes the scope of the Operational Management Services. Any changes to the assumptions, deliverables, or scope of work described in this document or any new work requests will follow Section 4.0, the Change Control Process of this document.

1.	Project Management

inVentiv has developed a project implementation methodology based upon industry best practices into the most efficient process and method for conducting and managing projects.

The inVentiv project team will approach this engagement with the following perspectives in mind:

•	Provide a practical approach to project planning, execution and service delivery

•	Maintain discipline and structure without constraining the project efforts

•	Frame the project within the strategies of the GWs business requirements

inVentiv will lead and manage the activities of inVentiv leaders representing functional disciplines within inVentiv which may include, but not be limited to, sales, sales operations, advertising, marketing, market access strategy and implementation, project management and public relations.

The initial core team will consist of [***] collectively referred to herein as the “Operations Team”. The Operations Team will be responsible for performing the following partnership management and program management services as necessary:

-	Resource management (working with each functional area lead to identify appropriate staffing based on planned activities and program objectives)

-	Schedule development and maintenance (oversight of project management, training on project management tools, templates and reporting protocols)

-	Operations management (oversight of project management and accounting functions, streamlined reporting and invoicing; reconciliation of all work streams).

-	Budget management (ongoing reporting of budget tracker, status and variance).

-	Issues escalation and resolution

-	Coordination of strategic alignment across functional areas engaged (e.g. changes in direction, strategy, etc.)

-	In collaboration with inVentiv cross-functional leaders and disciplines, develop and implement the marketing strategy and implementation plan

The Operations Team shall provide GW with a biweekly report in sufficient detail to allow GW to track performance of all work streams

2.	Customer Relationship Management (“CRM”) and other software and data

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THE REMAINDER OF THIS PAGE AND THE FOLLOWING THREE PAGES OF THIS

EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE

SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT.

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4.	Training Service

inVentiv will provide training services, with the support from GW as both parties determine necessary, for the Field Service Personnel including the development of a comprehensive training program and certification of all inVentiv field employees for the GW project across the following areas and sources:

[***]

5.	Quality Management and Assurance

Quality Management System (QMS):

All GW implementations are managed via an approved set of Standard Operating Procedures (SOPs) which are part of inVentiv Health’s Quality Management System (QMS). Key processes such as change control, CRM implementations of Third Party applications and training are required training for Commercial Personnel.

System Validation:

Formal System Validation is conducted by professional validation resources following inVentiv Health’s System Validation SOP. [***]

6.	Compliance Services

Pre-Launch Activities:

[***]

Launch Activities:

[***]

Ongoing Activities:

[***]

Enforcement and Monitoring:

[***]

8.	Change Control Process

Throughout the development of a business solution, additional knowledge is gained and situations and underlying assumptions change. A key component of the project management process is to identify the changes and make informed decisions, especially with regard to functionality, schedule and cost.

The change control process enables inVentiv and its customer to maintain a shared vision for the project. The objectives of change control are to:

•	Assess the impact of scope changes on project schedules, resources and pricing

•	Provide a formal vehicle for approval to proceed with any changes to this Statement of Work

•	Provide a project audit record of all material changes to the original Statement of Work

If requirements arise that are outside the scope of this Statement of Work, a change of scope document will be submitted for GW approval following the below process:

[***]

Part 2 – Commercialisation Services

This Appendix B, Part 1 describes the scope of the Commercialisation Services inVentiv will provide GW through a team of appropriately qualified Service Personnel, as will be further set out in Country Statements of Work.

inVentiv shall develop, implement and execute on an integrated country/territory business plan with respect to the sale of the Product for each country in accordance with the European strategic commercial plan and the relevant Country Statement of Work. The Commercial Services shall consist of but not limited to the following activities, unless agreed otherwise between the Parties in a Country Statement of Work:

1.	Country/Territory business plans

•	Develop a country/territory business plan to ensure successful acceptance and adoption of the Product in the Territory.

•	Ensure full integration of commercial, medical and market access plans and activities

•	Develop programs to enhance sales and build business plans to meet goals. Seek and analyze information on competition, market and industry trends and discern how this could impact the business and adapt to changing conditions

•	Effectively manage and prioritize time and resources to maximize sales

2.	Customer engagement

•	Develop and maintain relationships with influential customers in the Territory (e.g. physicians, thought leaders, nurses, clinical influencers, formulary decision makers and pharmacists) to enhance GW’s brand recognition and/or Product.

•	Develop territory business plans to ensure adequate customer activities and engagement

•	Integrate and partner with colleagues (ie MSLs) and GW to maximize appropriate activities and accomplish positive results for GW and the customer.

3.	Symposia/Key Events

•	Represent GW at national and international congresses in collaboration with the medical affairs department

4.	Reporting/Financial

•	Develop and monitor performance against country budgets (P&L)

•	Evaluate the country KPI’s on a monthly basis including the delivery of both field and project activities

•	Ensure timely and accurate transmission of representative and manager required data e.g. customer coverage/call data, time accountability data, etc.

•	Development of prudent budgets for each element of the Services, all of which are subject to review and approval by GW

•	Secure GW’s approval for all items of expenditure

•	Expedite necessary financial adjustments where required to remain within budget

Part 3 – Medical Affairs Services

This Appendix B, Part 1 describes the scope of the Medical Affairs Services inVentiv will provide to GW through a team of appropriately qualified Service Personnel, as will further be set out in Country Statements of Work. The objective of the Medical Affairs Services is for inVentiv to support GW with medical strategy development and execution in the Territory. The Medical Affairs Services shall consist of but not limited to the following activities, unless agreed otherwise between the Parties in a Country Statement of Work:

i.	Stakeholder engagement

•	Develop and maintain relationships with customers in the Territory (e.g. physicians, thought leaders, nurses, clinical influencers, formulary decision makers and pharmacists)

•	Maintain relationships with key medical opinion leaders and ensure engagement for GW core activities

ii.	Symposia

•	Organisation of symposia for healthcare professionals supporting the value of patient driven post-operative care at congress, stand-alone, national, regional and local events

•	Development of symposia agenda in line with overarching strategy

•	Sourcing of a faculty who can provide a cutting edge, informative symposia, which attracts and brings educational value to the target audience, including verifying the contractual arrangements are in place with the faculty

•	Acting as the point of contact for symposia

•	Staff the medical enquiries booth at all scientific congresses

iii.	Advisory boards

•	Organisation of national advisory boards

•	Selection of faculty starting with existing members of EU faculty

•	Development of an agenda which solicits KOL opinion on GW’s selected strategies and approaches

•	Present scientific data as necessary

iv.	Thought leader development

•	Key opinion leader mapping

•	Establishing of key opinion leader faculty

•	Establishing of key opinion leader development program for emerging leaders among healthcare professionals

v.	Publications/Research Support

•	Support Key Opinion Leaders (“KOLs”) to develop posters, articles, clinical papers review articles in line with overarching strategy

•	Develop articles for country specific publication

•	Development and communication of clinical trial summaries for all new clinical trial publications of interest to GW

vi.	Medical/Scientific Support

•	Provision of scientific insights which support commercial staff to generate regional strategic plans

•	Assist GW to develop compelling key messages to healthcare professionals for the brand, all of which will be supported by appropriate and published references

•	Provision of a scientific review of any new competitors on the horizon as part of horizon scanning

•	Supporting PR with salient scientific information

vii.	Compliance

•	Supporting GW to review promotional materials against all local Compliance Standards as outlined in this Master Statement of Work

Appendix C – KPIs

1.	KPI STRUCTURE:

inVentiv and GW have agreed the below structure for KPIs for the period ending 31 December 2017. Such KPIs shall be updated on an annual basis and be reviewed and approved by the JSC.

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2.	Performance

2.1	Unless otherwise expressly agreed in writing between the Parties, inVentiv shall at all times strive to meet each of the KPIs in its provision of the Services.

2.2	For each KPI, at the end of each calendar quarter in each Project Year, the JMT shall jointly review the actual performances of inVentiv in the preceding calendar quarter.

3.	Monitoring and Reporting.

inVentiv shall continuously monitor the observance of all KPIs. On a quarterly basis, inVentiv shall furnish GW with a report on the achievement of all KPIs during the previous quarter, by country in the Territory, at no additional cost to GW. In addition, at the beginning of any Project Year, inVentiv shall furnish GW with a report on the achievement of all yearly KPIs in the previous Project Year, at no additional cost to GW. inVentiv shall permit GW to review and audit the data and the assumptions upon which such reports are based.

4.	Remedy Plan

If inVentiv fails to meet any KPI, the Parties shall discuss this in good faith with the objective of understanding the root cause of such failure to meet the KPI. Where appropriate and agreed by the JMC, inVentiv shall prepare and submit to GW, within a timeframe to be agreed between the Parties, a plan setting out the causes of the non-compliance, the remedial efforts to be undertaken by inVentiv and/or GW and the timing for such remedial efforts to be implemented (the “Remedy Plan”). GW shall have the right to approve or reject such Remedy Plan. If GW rejects the Remedy Plan, inVentiv shall within five (5) Business Days following such rejection make the necessary changes to the Remedy Plan and re-submit the Remedy Plan to GW for approval or rejection. In case GW rejects the updated Remedy Plan, the failure to agree on a Remedy Plan shall be notified to the JSC who shall then use commercially reasonable efforts to agree on a Remedy Plan.

5.       Financial consequences

5.1	[***]

5.2	[***]

Appendix D – Detailed description of the Covered Product

Oral solution comprising 100 mg/mL cannabidiol in sesame oil with anhydrous ethanol, added sweetener (sucralose) and strawberry flavoring.

THE REMAINDER OF THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND

EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

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Appendix F – Compensation; Reimbursement; Reporting; Record Keeping and Audit Rights

THE PROVISIONS IN THIS APPENDIX F ARE IN ADDITION TO THE PAYMENT TERMS SET OUT IN SECTION 5 OF THE MSA.

1.	Invoicing

Implementation Fees (insofar as not already fully covered and paid under prior Statements of Work) shall be paid by GW to inVentiv within thirty (30) days of the Effective Date.

Commencing the first month following the Deployment Date for the first Service Personnel, GW will be billed monthly the amount stated above as the FTE Costs expressed as a Fixed Monthly Fee per Service Personnel (as specified in Appendix I of the Master Statement of Work and each Country Statement of Work) and subject to any salary reconciliation (as specified in Appendix I of the Master Statement of Work and each Country Statement of Work), Backfill Fees, Pass Through Costs and any Vacancy Credits. These invoices are due within thirty (30) days of receipt.

Any At Risk Management Fee earned or At Risk Management Fee lost under the KPI scheme will be determined on a calendar quarterly basis as set out in Appendix C and then either be invoiced or credited to GW in the next invoice.

On a quarterly basis, inVentiv will reconcile actual Costs incurred and billed with the budget agreed in the Project Year Plan and provide a status report. Reconciliations with regards to vacancy credits and salary reconciliations will occur on a monthly basis as part of the regular invoicing process.

2.	Currency

FTE Cost and Pass-Through Costs shall be invoiced and paid in the currency in which they are incurred.

3.	Accounting Procedures

For purposes of determining FTE Costs and Pass-Through Costs, any expense allocated by inVentiv to a particular expense category of FTE Costs or Pass-Through Costs shall not also be allocated to another category under FTE Costs or Pass-Through Costs. inVentiv shall determine FTE Costs and Pass-Through Costs using its standard accounting procedures, consistently applied, to the maximum extent practicable (provided that the application of such procedures results, on balance, in outcomes that are fair and equitable to both Parties taking into consideration the interests of both Parties as reflected in this Master Statement of Work). GW shall have the right to audit inVentiv’s records to confirm the accuracy of inVentiv’s costs and reports as provided in paragraph 6 below.

4.	Withholding taxes

The amounts payable by GW to inVentiv pursuant to this Master Statement of Work and each Country Statement of Work (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by applicable law. Except as provided in this paragraph 3, inVentiv shall be solely responsible for paying any and all taxes (other than withholding taxes required by applicable law to be deducted from Payments and remitted by GW) levied on account of, or measured in whole or in part by reference to, any Payments it receives. GW shall deduct or withhold from the Payments any taxes that it is required by applicable law to deduct or withhold. Notwithstanding the foregoing, if inVentiv is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to GW or the appropriate Competent Authority (with the assistance of GW to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve GW of its obligation to withhold such tax and GW shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that GW has received evidence, in a form satisfactory to GW, of inVentiv’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorisation) at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, GW withholds any amount, it shall pay to inVentiv the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to inVentiv proof of such payment within ten (10) days following such payment.

5.	Financial Records

inVentiv shall keep complete and accurate books and records pertaining to FTE Costs and Pass-Through Costs, including books and records of actual expenditures with respect to Budget, in sufficient detail to calculate all amounts payable under this Master Statement of Work and each Country Statement of Work and to verify compliance with its obligations under this Agreement. inVentiv shall retain such books and records until the later of (i) three (3) years after the end of the period to which such books and records pertain and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by applicable law.

6.	Audit

5.1	Procedures. At the request of GW, inVentiv shall permit an independent auditor (who shall be subject to professional confidentiality obligations) designated by GW and reasonably acceptable to inVentiv, at reasonable times and upon reasonable notice of at least 90 days, to audit the books and records maintained pursuant to paragraph 4 to ensure the accuracy of all reports and payments made hereunder. Such examinations may not (i) be conducted for any calendar quarter more than three (3) years after the end of such quarter, (ii) be conducted more than once in any twelve (12) month period (unless a previous audit during such twelve (12)-month period revealed an underpayment with respect to such period) or (iii) be repeated for any calendar quarter. Except as provided below, the cost of this audit shall be borne by GW., unless the audit reveals a variance of more than five percent (5%) in the aggregate of Implementation Fees, the Management Fees, FTE Costs, Backfill Fees and Vacancy Credits from the reported amounts or a variance of more than ten percent (10%) with regards to Pass Through Costs, in which case inVentiv shall bear any reasonable cost of the audit. Unless disputed pursuant to paragraph 5.2 below, if such audit concludes that (x) additional amounts were owed by GW, GW shall pay the additional amounts, without interest from the date originally due, or (y) excess payments were made by GW, inVentiv shall reimburse such excess payments, in either case ((x) or (y)), within thirty (30) days after the date on which such audit is completed by GW.

6.2	Audit Dispute. In the event of a dispute with respect to any audit under paragraph 5.1, GW and inVentiv shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other person as the Parties shall mutually agree (the “Expert”). The decision of the Expert shall be final and the costs of such expert as well as the initial audit shall be borne between the Parties in such manner as the Expert shall determine. Not later than ten (10) days after such decision and in accordance with such decision, GW shall pay the additional amounts or inVentiv shall reimburse the excess payments, as applicable.

7.	Right to Offset

Each Party shall have the right to offset any amount owed by the other Party to such first Party under or in connection with this Master Statement of Work or any Country Statement of Work, including in connection with any proven breach, against any payments owed by such first Party to such other Party under this Master Statement of Work or any Country Statement of Work. Such offsets shall be in addition to any other rights or remedies available under this Master Statement of Work, any Country Statement of Work and applicable law.

THE REMAINDER OF THIS PAGE AND THE FOLLOWING 17 PAGES OF THIS

EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE

SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT.

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Appendix H – Termination Fees

1.	As set out in section 12.6.3 of this Master Statement of Work, in the case of termination of this Master Statement of Work or a Country Statement of Work by GW in accordance with section 12.2.2 or 12.2.3 or by inVentiv pursuant to section 12.3, GW shall pay inVentiv certain Termination Costs as further detailed in this Appendix H.

2.	Termination fee: In case of termination of this Master Statement of Work or all Country Statements of Work, a termination fee shall be payable for the Operational Management Services as set out in section 2.7 in Appendix I plus the termination fee(s) agreed in each Country Statement of Work for the particular country; in case of termination of one or more (but not all) Country Statements of Work, the termination fee(s) per the Country Statement(s) of Work shall become payable. No termination fee shall apply where GW terminates this Master Statement of Work in accordance with section 12.2.3.

3.	Equipment disposal costs: GW shall promptly pay (or if paid by inVentiv, promptly reimburse inVentiv): the amount due and evidenced in writing any lessor or rental agent of the Information Technology and the Leased Vehicles (collectively, the “Equipment”)) for the purposes of provision of the Services, for any early termination of the lease or rental agreement. inVentiv shall make a good faith effort to mitigate GW’s liability for such amount due by attempting to reassign the Equipment for use in connection with Services being provided by inVentiv to a Third Party. In addition, (i) in the event the Equipment is subject to a lease or finance lease GW may elect to have the Equipment transferred to GW (subject to the last sentence of this Section 3) and GW shall assume the responsibility for all further payments due (including costs associated with the transfer), and (ii) GW may elect to have inVentiv sell the Equipment, in which case GW shall pay inVentiv (1) the net loss (if any) to inVentiv on such Equipment determined by the difference between the net book value of such Equipment and the actual price received by inVentiv for the disposal of such Equipment, plus (2) any amounts due from inVentiv in connection with the lease or rental termination and costs associated with the storage and disposal of said Equipment. Any proposed transfer of leased Equipment to GW shall be subject to GW establishing its own relationship and credit with the entity that inVentiv contracted with to lease or rent such Equipment. The provisions of this Section 3 shall also apply to Leased Vehicles on a Conversion.

4.	Severance Costs: GW shall reimburse inVentiv any severance costs (including redundancy/severance pay and legal costs) evidenced in writing which inVentiv incurs in connection with Service Personnel, provided however that inVentiv shall make good faith efforts to mitigate GW’s liability for such amounts due by attempting to reassign the Service Personnel to other projects upon receipt of notice of GW’s intent to terminate this CCO Statement of Work or a Country Statement of Work.

Appendix I

Operational Management Services - Budget

1       Implementation Fee

GW shall pay inVentiv a one-time implementation fee associated with performance of the Operational Management Services, as set out in the table below. The implementation fee shall be invoiced by inVentiv to GW on signature of this Master Statement of Work.

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	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]

2       Fixed Monthly Fee per Person

Commencing on the Deployment Date, GW shall pay inVentiv a fixed monthly fee (“Fixed Monthly Fee”) as per the below table, subject to the Vacancy Credit as described in section 4 below for any open positions. This Fixed Monthly Fee will be billed on the first of each month for the current month and is subject to the salary reconciliation as per subsection 3 below and the vacancy credit per subsection 4.

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[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

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In addition to the Fixed Fees, certain expenses will be charged to GW as Pass Through Costs. [***]

3      Salary Reconciliation

The Fixed Monthly Fee will be adjusted in line with actual salary costs; this adjustment will be done on a monthly basis in arrears, and will include the impact of local tax & benefits amounts.

For reference, the below table shows the base salary assumptions this reconciliation will be based on.

[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

4       Vacancy Credit

inVentiv shall fill vacant positions as required. inVentiv will continue to invoice GW the amounts set forth above as Fixed Monthly Fee during any such vacancy period. inVentiv will provide a monthly credit to GW, prorated for the number of business days per month that a position is vacant, for each vacant position, until such position is filled, as set forth in the following table:

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[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

5       Backfill Fee

Should a vacancy occur in the Operational Management team during the Service Period, inVentiv will charge a one off backfill fee per replaced Operational Management team member as per the below table to cover its cost in backfilling said vacancy, provided that the vacancy does not occur within ninety (90) days of the Operational Management team member’s hire date, in which case the backfill cost will be borne by inVentiv. Terminations shall be in compliance with inVentiv policies, the Agreement and this Master Statement of Work.

[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

6       Conversion Fee

The following Conversion Fee shall apply should GW elect to convert individual members of the Operational Management team or the whole team or in case of such election to perform a Conversion results in a TUPE transfer pursuant to section 13 of this Master Statement of Work:

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[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

7      Termination Costs

In case of termination of this Master Statement of Work per section 12.2.2, 12.2.3 or 12.3, GW shall pay the following termination fees to inVentiv:

[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

Appendix J

Information Security

1.	inVentiv will take appropriate technical and organizational measures against unauthorized or unlawful processing of Company Data and against accidental loss or destruction of, or damage to, Company Data and will implement, maintain and comply with at all times a written information security program (“Information Security Program”), which will include policies, procedures and technical and physical controls to (i) ensure the security, availability, integrity and/or confidentiality of inVentiv Systems and Company Data, (ii) identify and protect against potential threats or hazards to inVentiv Systems and Company Data, (iii) protect against unauthorized access to or use of, alteration of or destruction of inVentiv Systems and Company Data, (iv) ensure secure disposal of Company Data, and (v) ensure that GW is notified as required herein in the event of an Information Security Incident.

In addition, inVentiv will monitor, evaluate, and adjust, as appropriate, the Information Security Program in light of any relevant changes in technology or industry security standards, the sensitivity of Company Data, internal or external threats to inVentiv Systems or Company Data requirements of applicable work orders, and inVentiv’s own changing business arrangements, such as mergers and acquisitions, alliances and joint ventures, outsourcing arrangements, and changes to information systems.

inVentiv will, at a minimum, comply with the safeguards and requirements set forth below to ensure the protection of inVentiv Systems and Company Data and include or address these safeguards and requirements in its Information Security Program.

GW shall ensure that any data it provides to inVentiv is free of any malware, virus or similar defect.

A.	inVentiv will designate a management level or above security official employed by inVentiv responsible for the development, implementation, and ongoing maintenance of its Information Security Program. The appointed official will have appropriate recognized information security credentials and qualifications. inVentiv will identify such designated official, provide such official’s contact information and, upon request, a copy of his/her information security credentials. GW may, in its sole discretion, determine the sufficiently of the official’s qualifications.

B.	inVentiv will implement and maintain Secure Authentication Protocols and Access Control Measures (defined below) and other policies, procedures, and physical and technical controls designed: (i) to limit access to inVentiv Systems and Company Data and the facilities in which they are housed to a limited number of properly-authorized persons, each of whom are under an obligation (written or by policy) of confidentiality and non-disclosure, having a need for such access to perform the services, and authorized to access such data and systems solely as necessary to perform the Services, (ii) to ensure that all persons having access to inVentiv Systems and Company Data have appropriately controlled and limited access, and to prevent others who should not have access (including, without limitation, terminated employees) from obtaining access, and (iii) to prohibit persons from making copies or reproductions of Company Data, or otherwise transmitting Company Data, except to the extent necessary solely to perform the Services, in which case all such copies and reproductions will be deemed Company Data.

“Secure Authentication Protocols and Access Control Measures” include, without limitation, (a) use of secure user authentication protocols (including control of user IDs and other identifiers), (b) a reasonably secure method of assigning and selecting passwords, or use of unique identifier technologies (such as biometrics or token devices), (c) control of data security passwords to ensure that such passwords are kept in a location and/or format that does not compromise the security of the information they protect (in particular, passwords must be encrypted or stored using a salted hash), (d) restricting access to active users and active user accounts only, and (e) requiring management approval for administrative user access to Company Data with such administrative user sessions expiring within fifteen minutes.

C.	inVentiv will implement policies and procedures designed to detect, respond to, and otherwise address Information Security Incidents, including specific points of contact available to Company in the event of an Information Security Incident, including procedures (i) to notify Company in accordance with Section 2 below in the event of an Information Security Incident, (ii) to monitor and detect actual and attempted attacks on, or intrusions into, the inVentiv Systems or Company Data, (iii) to identify and respond to suspected or known Information Security Incidents, (iv) to immediately mitigate the harmful effects of any Information Security Incidents, and (v) to closely track and frequently (at least on a daily basis, or more frequently as required by GW) provide detailed reports and documentation to GW regarding such Information Security Incidents, and the resulting forensic and remediation efforts and outcomes of such efforts. inVentiv will update its IRP at least annually and provide a copy of such IRP to Company upon request.

D.	inVentiv will ensure that all media containing Company Data sent outside its facilities is encrypted, logged, authorized by management, and sent via secured courier or other delivery method that can be tracked. inVentiv will encrypt all back-up/archive media containing Company Data, and restrict access to all off-site backup/archive media to appropriate authorized personnel. inVentiv will encrypt any devices including, without limitation, laptops and mobile devices containing Company Data that may be taken outside its facilities.

E.	inVentiv will implement and maintain physical and technical controls designed to: (i) guard against unauthorized access to or disruption of inVentiv Systems and Company Data including, without limitation, when Company Data is transmitted over an electronic communications network. inVentiv will (a) implement firewall protection, router configuration rules and standards designed to maintain the integrity of Company Data and that restrict connections between untrusted networks and any system components in the environment, (b) establish up-to-date application security firewalls to ensure protection of Layer 7 and other application platform oriented threats and regular testing of such firewalls to ensure the effectiveness of application oriented threat mitigation by application layer firewalls, and (c) implement encryption with respect to all records and files containing Company Data either at rest or in transit including, without limitation, all Company Data to be transmitted across public networks or wirelessly, and all Company Data stored on laptops, servers or removable media. With respect to (c) above, InVentiv will use standard encryption algorithms that meet the following criteria: (X) de facto cryptographic standard protocols (e.g., TLS, SSH, SFTP, IPSec, PGP, S/MIME, etc.), (Y) proven, standard algorithms as the basis for encryption technologies (e.g., AES, 3DES, RSA, etc.), and (Z) the length of the cryptographic key will meet the following guidelines: (1) symmetric cryptosystem key lengths must be at least 128 bits or 3DES strength, and (2) asymmetric cryptosystem keys must be of a length equivalent to or more than the strength of 2048 bits for the RSA algorithm.

F.	inVentiv will test and maintain inVentiv Systems to protect Company Data including, without limitation: (i) installing of Critical Security Patches for operating systems and applications within thirty (30) days of publication, and within three (3) months for other types of patches and updates, (ii) installing the latest recommended versions of operating systems, software and firmware for all system components, and (iii) ensuring that up-to-date system security agent software which includes malware protection set to receive automatically updated (at least daily) patches and virus definitions.

G.	inVentiv will ensure the secure disposal of Company Data in accordance with applicable law taking into account available technology so that Company Data cannot be read or reconstructed.

H.	inVentiv will establish and maintain an ongoing security awareness and training program for all inVentiv personnel (including management, employees, contractors and other agents), which includes training on how to implement and comply with its Information Security Program and setting forth disciplinary measures for violation of the Information Security Program.

I.	At least once per quarter, inVentiv will perform internal system and application vulnerability assessments and external web (and other, if applicable) application and infrastructure vulnerability assessments on all inVentiv Systems used to provide the Services. In addition to meeting the requirements of routine updates to systems defined in Section 1(F), inVentiv will any vulnerabilities or security issues discovered will be remediated within a reasonable time. inVentiv will as part of the Information Security Program: (i) implement an audit program to test and, if necessary, remediate all security controls at least annually or whenever there is a material change in business practices that may reasonably implicate the security or integrity of records containing Company Data, (ii) conduct, in line with ISO27001 or similar standards, an annual risk assessment that assesses the threats and vulnerabilities associated with inVentiv Systems, or inVentiv’s other processes, facilities, and system components collecting, storing, processing, transmitting, accessing or using Company Data, and (iii) produce (pursuant to the results of (i) and (ii)) a documented risk assessment and, where appropriate, risk remediation plan. inVentiv will provide GW with the results of all such tests, assessments and plans and any other audit, review or examination relating to its Information Security Program. inVentiv will maintain appropriate and complete documentation describing the Information Security Program it maintains in accordance with the terms herein, and will provide such documentation to GW upon request.

J.	inVentiv will implement and maintain contingency plans to address an emergency or other occurrence (for example, fire, vandalism, system failure, and natural disaster) that damages or destroys inVentiv Systems or Company Data, including a data backup plan, a disaster recovery plan, with, at least, annual testing of such plans and continuous improvement of such plans.

K.	inVentiv will implement and maintain hardware, software, and/or procedural mechanisms that record and examine activity in inVentiv Systems that contain or use electronic information, including appropriate logs and reports concerning the security requirements set forth in this Exhibit J and compliance therewith.

L.	inVentiv will ensure the integrity of Company Data and protect it from improper alteration, corruption, or destruction.

M.	inVentiv will not utilize “public cloud” computing services as part of any hosted solution or service or otherwise allow Company Data to be collected, transmitted, processed or stored on a “public cloud” service without first obtaining written consent from the Company Security Official identified below.

2.	Notification of Information Security Incident; Remedial Action.

A.	InVentiv will notify GW of any Information Security Incident and which inVentiv has determined may impact GW data or Services provided by inVentiv to GW within three (3) hours of inVentiv’ s knowledge or suspicion thereof via telephone and electronic mail to the GW Security Official identified below. In addition, within twenty-four (24) hours of the Information Security Incident, inVentiv will provide a written report via email to the GW Security Official describing in sufficient detail the Information Security Incident and inVentiv’s response and corrective actions. inVentiv will provide GW with a daily Information Security Incident status update and a final written report once the Information Security Incident has been resolved. inVentiv will cooperate fully in GW’s investigation of the Information Security Incident.

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B.	If an Information Security Incident which affects GW data or impacts the Services provided to GW, gives rise to a need, in GW’s reasonable judgment, to provide (i) notification to public authorities, individuals, or other persons, or (ii) undertake other remedial measures (including, without limitation, notice, credit monitoring services and the establishment of a call center to respond to inquiries (each of the foregoing, a “Remedial Action”)), at GW’s request, inVentiv will, at inVentiv’s cost, undertake such reasonable and customary Remedial Action(s). The timing, content and manner of effectuating any notices will be determined by GW in its reasonable discretion.

For the purposes of this Appendix J:

“Company Data” means, collectively and individually, any and all GW data and information which is collected, stored, processed, transmitted to or by, accessed or used, by inVentiv in connection with inVentiv’s performance of Services.

“Information Security Incident” means any event or activity that threatens or may threaten (i) inVentiv Systems or GW Data including an actual or potential violation, compromise or breach of the security of inVentiv Systems or GW Data, (ii) use of inVentiv Systems or GW Data for purposes other than those intended under the Master Statement of Work or any Country Statement of Work, and (iii) the confidentiality, integrity or availability of inVentiv Systems or GW Data.

“inVentiv Systems” means inVentiv’s information systems, applications, databases, infrastructure, platforms, and networks (i) utilized to provide the Services, (ii) collecting, storing, processing, transmitting, accessing or using Company Data, or (iii) with access to, connection to, use of or otherwise interacting with GW information systems.